                                                                                                 EXHIBIT 12
                                                                                                 ----------

                                          DOW CORNING CORPORATION
                                          -----------------------
                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             -------------------------------------------------
                                          (in millions of dollars)

                                                                    Year ended December 31,
                                                   -------------------------------------------------------
                                                     1994        1993        1992        1991        1990
                                                     ----        ----        ----        ----        ----

Earnings:

 Income (loss) from continuing operations
  before income taxes, minority interest
  and cumulative effects of changes in
  accounting principles                            $ 14.6      $(422.0)     $ 50.0      $209.0      $261.0

 Less:
   Equity in earnings (losses) of
     less than 50%-owned companies
     in excess of distributed income                 (0.8)        (0.3)       (1.9)       (1.8)       (4.1)

 Add:
   Fixed charges                                    100.5         61.3        51.2        49.2        48.5
   Amortization of capitalized interest               8.8          9.0         8.4         7.2         5.7

 Deduct:
   Interest capitalized during the period            14.3         12.0        11.8        11.8        15.7
                                                   ------      -------      ------      ------      ------

Earnings (losses) for computation purposes         $110.4      $(363.4)     $ 99.7      $255.4      $303.6
                                                   ======      =======      ======      ======      ======

Fixed charges:
 Interest, expensed or capitalized                 $ 84.6<F1>  $  45.3      $ 34.2      $ 33.3      $ 34.4
 Amortization of debt expense                         0.7          0.6         0.9         0.3         0.3
 Portion of rents representative of
   the interest factor                               15.2         15.4        16.1        15.6        13.8
                                                   ------      -------      ------      ------      ------

Fixed charges for computation purposes             $100.5      $  61.3      $ 51.2      $ 49.2      $ 48.5
                                                   ======      =======      ======      ======      ======

Ratio of earnings to fixed charges                    1.1         <F2>         1.9         5.2         6.3
                                                   ======      =======      ======      ======      ======

<F1>  Interest on indebtedness, expensed or capitalized includes $28.3 in imputed interest recognized on the net discounted implant liability (as further discussed in Note 2 of Notes to Consolidated Financial
Statements).

<F2>  Earnings were inadequate to cover fixed charges.  The amount of the coverage deficiency for the year ended December 31, 1993 was $424.7.